Calculation of Filing Fee Tables
S-8
Insight Molecular Diagnostics Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, no par value	Other	1,750,000	$ 4.72	$ 8,260,000.00	0.0001381	$ 1,140.71
Total Offering Amounts:						$ 8,260,000.00		$ 1,140.71
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,140.71
Offering Note
[1]	The Registration Statement on Form S-8 (the "Registration Statement") to which this exhibit relates registers 1,750,000 shares of common stock, no par value ("Common Stock"), of Insight Molecular Diagnostics Inc. ("Registrant") issuable pursuant to awards under the Amended and Restated 2018 Equity Incentive Plan (the "A&R 2018 Plan"), as amended, reserved for issuance pursuant to future awards under the A&R 2018 Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the number of shares registered under the Registration Statement also includes an indeterminable number of shares of Common Stock as may be issued in connection with stock splits, stock dividends or similar transactions. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and 457 (c) under the Securities Act. The price is calculated on the basis of the average of the high and low prices of the Common Stock on July 17, 2026, as reported on The Nasdaq Capital Market.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources